GOLUB CAPITAL BDC, INC. INCREASES SIZE OF REVOLVING CREDIT FACILITY

CHICAGO, IL, December 17, 2012 – Golub Capital BDC, Inc. (the “Company”) (NASDAQ: GBDC), a business development company, today announced that its wholly owned subsidiary, Golub Capital BDC Funding LLC, increased the size of its senior, secured revolving credit facility with Wells Fargo Bank, N.A. from $75 million to $150 million.

In October 2012, the revolving credit facility was amended to extend the reinvestment period from October 21, 2012 through October 21, 2013 and to extend the maturity date from October 21, 2015 to October 20, 2017. The facility is secured by senior, secured assets and has a stated interest rate of LIBOR plus 2.25% with no LIBOR floor.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $7 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one stop financings (through the firm's proprietary GOLD and MEGA GOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a Top 3 Traditional Middle Market Bookrunner each year from 2008 through 3Q 2012 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion’s Award for “Senior Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact: Ross Teune

Phone: 312-284-0111

Email: rteune@golubcapital.com